Exhibit 99.1

FOR IMMEDIATE RELEASE                       Contact: Media Relations
     (800) 775-7290

BRINKER INTERNATIONAL NAMES THOMAS J. EDWARDS JR. as
EXECUTIVE VICE PRESIDENT and CHIEF FINANCIAL OFFICER

DALLAS (March 3, 2015) - Brinker International, Inc. (NYSE: EAT) announced today that Thomas J. Edwards Jr. has been named Executive Vice President and Chief Financial Officer of the company, effective March 16, 2015.

Edwards is a hospitality and consumer goods industries veteran with a wide range of financial leadership experience. He joins Brinker from Wyndham Worldwide where he most recently served as Chief Financial Officer of the Wyndham Hotel Group, a leading franchised and managed hospitality company with a global presence. Prior to this, Edwards also held a number of leadership positions with Kraft Foods and Nabisco Foods during his 14-year tenure.

“Tom’s extensive background with global consumer brands and top-tier finance organizations will be instrumental in helping Brinker continue to deliver shareholder value,” said Wyman Roberts, CEO and President of Brinker International and President of Chili's Grill & Bar. “In addition, his strong track record working in a global, multi-unit environment will be an asset to our team as we implement growth and operational initiatives across our brands.”

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Dec. 24, 2014, Brinker owned, operated or franchised 1,634 restaurants under the names Chili's® Grill & Bar (1,585 restaurants) and Maggiano's Little Italy® (49 restaurants).

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